EXHIBIT 99.B.a.(v)

ARTICLES OF AMENDMENT

OF

HARTFORD HLS SERIES FUND II, INC.

Hartford HLS Series Fund II, Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Maryland, does hereby certify to the State Department of Assessments and Taxation of Maryland that:

FIRST:	The charter of the Corporation is hereby amended to change the name of a series of shares of its stock as follows:

Hartford MidCap Growth HLS Fund is renamed Hartford Small/Mid Cap Equity HLS Fund

SECOND:

The amendment set forth in these Articles of Amendment was approved by at least a majority of the entire Board of Directors and is limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD:

This amendment does not change the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms or conditions of redemption of the series of stock.

The undersigned Vice-President acknowledges these Articles of Amendment to be the corporate act of the Corporation and as to all matters or facts required to be verified under oath, the undersigned Vice-President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by the Vice-President and attested to by its Assistant Secretary on this 1st day of March, 2010.

ATTEST:	HARTFORD HLS SERIES FUND II, INC.

	By:	Edward P. Macdonald
/s/Catherine E. Marshall		Edward P. Macdonald
Catherine E. Marshall		Vice President
Assistant Secretary